                                                                    Exhibit 4.21


                                                                  ANNEX I
                                                                    TO
                                                               SUBSCRIPTION
                                                                 AGREEMENT

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE RESOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

                                   Right to Purchase 91,393 Shares of Common
                                   Stock of RMI.NET, Inc.


                                  RMI.NET, INC.

                     COMMON STOCK PURCHASE WARRANT, CLASS A

No. A-___

     RMI.NET, INC., a Delaware corporation (the "Company"), hereby certifies that, for value received,____________________ or registered assigns (the "Holder"), is entitled, subject to the terms set forth below, to purchase from the Company at any time or from time to time after the date hereof, and before 5:00 p.m., New York City time, on the Expiration Date (such capitalized term and all other capitalized terms used herein having the respective meanings provided herein), 91,393 fully paid and nonassessable shares of Common Stock at a purchase price per share equal to the Purchase Price. The number of such shares of Common Stock and the Purchase Price are subject to adjustment as provided in this Warrant.

         As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

         "Class A Warrants" means this Warrant and the other Common Stock Purchase Warrants, Class A issued or issuable by the Company pursuant to the Subscription Agreement and the Other Subscription Agreement.

         "Class B Warrants" means the Common Stock Purchase Warrants, Class B issued or issuable by the Company pursuant to the Subscription Agreement and the Other Subscription Agreement.

         "Common Stock" means the Company's Common Stock, $.001 par value per share, as authorized on the date hereof, and any other securities into which or for which the Common Stock may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

         "Company" shall include RMI.NET, Inc., a Delaware corporation, and any corporation that shall succeed to or assume the obligation of RMI.NET, Inc. hereunder in accordance with the terms hereof.

        "Company Put Closing Date" shall have the meaning provided in Section 1.4(a).

        "Company Put Notice" means a Company Put Notice, in the form of Exhibit 2 to this Warrant.

         "Company Put Requirements" means

         (1) The Registration Statement shall be effective and available for use for the resale of the shares of Common Stock issuable upon exercise of this Warrant and the Other Warrants and shall be expected to remain effective and available for use for at least 30 days after the issuance of the Common Stock that is issuable pursuant to this Warrant by reason of the Company Put Notice; and

         (2) The Company shall, simultaneously with the giving of the Company Put Notice, have exercised its rights under Section 1.3 of each of the Other Class A Warrants to require the holders of such Other Class A Warrants to exercise such Other Class A Warrants in to the same proportion as this Warrant is being required to be exercised.

         "Company Put Threshold Event" means the occurrence of a period of 20 consecutive Trading Days during which period the closing bid price of the Common Stock on Nasdaq as reported by Bloomberg, L.P. is greater than 150% of the Purchase Price on each of such Trading Days.

        "Expiration Date" means December 7, 2004.

        "Issuance Date" means the first date of original issuance of this Warrant.

         "Nasdaq" means the Nasdaq National Market.

         "1934 Act" means the Securities Exchange Act of 1934, as amended.

         "1933 Act" means the Securities Act of 1933, as amended.

         "Other Class A Warrants" means the Class A Warrants issued pursuant to the Other Subscription Agreement.

         "Other Securities" refers to any stock (other than Common Stock) and other securities of the Company or any other person (corporate or otherwise) which the Holder at any time shall be entitled to receive, or shall have received, on the exercise of this Warrant, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities pursuant to Section 4.

         "Other Subscription Agreement" means the subscription agreement, dated as of the date of the Subscription Agreement, between the Company and the buyer named therein, as amended from time to time in accordance with its terms.

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

         "Other Warrants" means the Class A Warrants (other than this Warrant) and the Class B Warrants.

         "Purchase Price" shall mean $9.8476 per share, subject to adjustment as provided in this Warrant.

         "Registration Rights Agreement" means the Registration Rights Agreement, dated as of December 7, 1999, by and between the Company and the original Holder of this Warrant, as amended from time to time in accordance with its terms.

         "Registration Statement" shall have the meaning provided in the Registration Rights Agreement.

         "Subscription Agreement" means the Subscription Agreement, dated as of December 7, 1999, by and between the Company and the original Holder of this Warrant, as amended from time to time in accordance with its terms.

         "Trading Day" means a day on which the principal securities market for the Common Stock is open for general trading of securities.

         "Transaction Documents" means this Warrant, the Class B Warrants issued to the original Holder of this Warrant on the Issuance Date, the Subscription Agreement and the Registration Rights Agreement.

         1. EXERCISE OF WARRANT; COMPANY PUT RIGHT.

         1.1 EXERCISE. (a) This Warrant may be exercised by the Holder hereof in full or in part at any time or from time to time during the exercise period specified in the first paragraph hereof until the Expiration Date by surrender of this Warrant and the subscription form in the form of EXHIBIT 1 to this Warrant (duly executed by the Holder) to the Company and by making payment, in cash or by certified or official bank check payable to the order of the Company, in the amount obtained by multiplying (a) the number of shares of Common Stock designated by the Holder in the subscription form by (b) the Purchase Price then in effect. If at the request of the Company the subscription form is delivered to the Company's transfer agent for the Common Stock, the Holder shall provide a copy of the subscription form to the Company at the time of exercise and the Company will confirm the exercise instructions given therein by notice to the Company's transfer agent within one Trading Day after receiving subscription form. On any partial exercise the Company will forthwith issue and deliver to or upon the order of the Holder hereof a new Warrant or Warrants of like tenor, in the name of the Holder hereof or as the Holder (upon payment by the Holder of any applicable transfer taxes) may request, providing in the aggregate on the face or faces thereof for the purchase of the number of shares of Common Stock for which such Warrant or Warrants may still be exercised.

         (b) Notwithstanding any other provision of this Warrant, in no event shall the Holder be entitled at any time to purchase a number of shares of Common Stock on exercise of this Warrant in excess of that number of shares upon purchase of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and all persons whose beneficial ownership of shares of Common Stock would be aggregated with the Holder's beneficial ownership of shares of Common Stock for purposes of Section 13(d) of the 1934 Act and Regulation 13D-G thereunder (each such person other than the Holder an "Aggregated

Person" and all such persons other than the Holder, collectively, the "Aggregated Persons") (other than shares of Common Stock deemed beneficially owned through the ownership by the Holder and all Aggregated Persons of the Holder of the unexercised portion of this Warrant and the unexercised or unconverted portion of any other security of the Company which contains similar provisions) (2) the number of shares of Common Stock issuable upon exercise of the portion of this Warrant with respect to which the determination in this sentence is being made, would result in beneficial ownership by the Holder and all Aggregated Persons of the Holder of more than 4.9% of the outstanding shares of Common Stock. For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act and Regulation 13D-G thereunder, except as otherwise provided in clause (1) of the immediately preceding sentence.

         1.2 NET ISSUANCE. Notwithstanding anything to the contrary contained in
Section 1.1, the Holder may elect to exercise this Warrant in whole or in part by receiving shares of Common Stock equal to the net issuance value (as determined below) of this Warrant, or any part hereof, upon surrender of this Warrant to the principal office of the Company together with the subscription form annexed hereto (duly executed by the Holder), in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

         X = Y(A-B)
             ------
               A

     Where: X = the number of shares of Common Stock to be issued to the Holder

                 Y = the number of shares of Common Stock as to which this
                     Warrant is to be exercised

                 A = the current fair market value of one share of Common Stock calculated as of the last Trading Day immediately preceding the exercise of this Warrant

                 B = the Purchase Price

          As used herein, current fair market value of Common Stock as of a specified date shall mean with respect to each share of Common Stock the closing sale price of the Common Stock on the principal securities market on which the Common Stock may at the time be listed or, if there have been no sales on any such exchange on such day, the average of the highest bid and lowest asked prices on the principal securities market at the end of such day, or, if on such day the Common Stock is not so listed, the average of the representative bid and asked prices quoted in the Nasdaq System as of 4:00 p.m., New York City time, or, if on such day the Common Stock is not quoted in the Nasdaq System, the average of the highest bid and lowest asked price on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of five consecutive Trading Days consisting of the day as of which the current fair market value of a share of Common Stock is being determined (or if such day is not a Trading Day, the Trading Day next preceding such day) and the four consecutive Trading Days prior to such day. If on the date for which current fair market value is to be determined the Common Stock is not listed on any securities exchange or quoted in the Nasdaq System or the over-the-counter market, the current fair market value of Common Stock shall be the highest price per share which the Company could then obtain from a willing buyer (not a current


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

employee or director) for shares of Common Stock sold by the Company, from authorized but unissued shares, as determined in good faith by the Board of Directors of the Company, unless prior to such date the Company has become subject to a merger, acquisition or other consolidation pursuant to which the Company is not the surviving party, in which case the current fair market value of the Common Stock shall be deemed to be the value received by the holders of the Company's Common Stock for each share thereof pursuant to the Company's acquisition.

          1.3 COMPANY PUT RIGHT. (a) If a Company Put Threshold Event occurs, then at any time within ten Trading Days after such Company Put Threshold Event, the Company shall have the right to require the Holder to exercise this Warrant in full or in part in accordance with Sections 1.1 and 1.2 with respect to the shares of Common Stock that are subject to this Warrant that the Holder has not previously purchased and to require the holders of the Other Class A Warrants to exercise such Other Class A Warrants in full or in part (in the same proportion as this Warrant) with respect to all of the shares of Common Stock that such holders have not previously purchased. To exercise its right to require the Holder to purchase Common Stock pursuant to this Warrant, the Company shall give the Holder a Company Put Notice within five Trading Days after the Company Put Threshold Event and the Holder shall be obligated to exercise this Warrant as specified in such Notice if the requirements of this Section and Section 1.4 are satisfied. The Company may give the Holder a Company Put Notice no more frequently than once during any period of 90 consecutive days. Notwithstanding the Company's put rights, nothing in this Section 1.3 or Section 1.4 shall prevent the Holder from exercising this Warrant in accordance with Sections 1.1 and 1.2 at any time prior to the Company Put Closing Date (as defined herein).

         (b) The Company shall be entitled to give the Company Put Notice only if the Company Put Requirements are met on the date the Company Put Notice is given. If the Company shall have given the Company Put Notice with respect to a particular Company Put Threshold Event, the Company shall be entitled to require the Holder to purchase shares of Common Stock pursuant to this Section 1.3 only if the Company Put Requirements are met at all times from the time the Company gives such Company Put Notice to and including the applicable Company Put Closing Date.

         1.4 EXERCISE OF COMPANY PUT RIGHT; CONDITIONS. (a) Notwithstanding anything to the contrary in this Warrant, the date and time of the issuance and sale of shares of Common Stock pursuant to the exercise of the Company's rights under Section 1.3 and this Section 1.4 shall be the date which is not earlier than ten Trading Days and not later than 30 Trading Days after the Company gives the Company Put Notice, or such earlier date as specified by the Holder by notice to the Company (the "Company Put Closing Date"). The closing of such exercise shall occur at a location and time of day as mutually agreed by the Holder and the Company.

         (b) The obligation of the Holder to exercise this Warrant pursuant to
Section 1.3 on the Company Put Closing Date is subject to the satisfaction of the following conditions precedent (any or all of which may be waived by the Holder in its sole discretion):

         (1) On the Company Put Closing Date, no legal action, suit or proceeding shall be pending or threatened which seeks to restrain or prohibit the transactions contemplated by this Warrant or the other Transaction Documents;


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

         (2) The material representations and warranties of the Company contained in the Transaction Documents shall have been true and correct on the respective dates of the Transaction Documents and shall be true and correct on the Company Put Closing Date, as if made on and as of the Company Put Closing Date (except for representations made as of a specific date, which representations shall be true and correct as of such date) and on or before the Company Put Closing Date the Company shall have performed all covenants and agreements of the Company contained in the Transaction Documents required to be performed by the Company on or before the Company Put Closing Date;

         (3) At all times from the time the Company gives the Company Put Notice to and including the Company Put Closing Date, the Company Put Requirements shall have been met;

         (4) The Company shall have delivered to the Holder its certificate, dated the Company Put Closing Date, duly executed by its Chief Executive Officer to the effect set forth in clauses (1), (2) and (3) of this Section 1.4(b);

         (5) On the Put Closing Date, the Holder shall have received an opinion of counsel selected by the Company and reasonably acceptable to the Holder, dated the Put Closing Date, addressed to the Holder, in form, scope and substance reasonably satisfactory to the Holder, substantially in the form of
EXHIBIT 3 to this Warrant; and

         (6) On the Company Put Closing Date (i) trading in securities on the New York Stock Exchange, Inc., the American Stock Exchange, Inc., the Nasdaq or the Nasdaq SmallCap shall not have been suspended or materially limited and (ii) a general moratorium on commercial banking activities in the State of Colorado or the State of New York shall not have been declared by either federal or state authorities.

         2. DELIVERY OF STOCK CERTIFICATES, ETC., ON EXERCISE. As soon as practicable after the exercise of this Warrant, and in any event within three Trading Days thereafter, the Company at its expense (including the payment by it of any applicable issue or stamp taxes) will cause to be issued in the name of and delivered to the Holder hereof, or as the Holder (upon payment by the Holder of any applicable transfer taxes) may direct, a certificate or certificates for the number of fully paid and nonassessable shares of Common Stock (or Other Securities) to which the Holder shall be entitled on such exercise, in such denominations as may be requested by the Holder, plus, in lieu of any fractional share to which the Holder would otherwise be entitled, cash equal to such fraction multiplied by the then current fair market value (as determined in accordance with subsection 1.2) of one full share, together with any other stock or other securities and property (including cash, where applicable) to which the Holder is entitled upon such exercise pursuant to Section 1 or otherwise. Upon exercise of this Warrant as provided herein, the Company's obligation to issue and deliver the certificates for Common Stock shall be absolute and unconditional, irrespective of the absence of any action by the Holder to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of the Company to the Holder, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other person of any obligation to the Company, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with such exercise. If the Company fails to issue and deliver the certificates for the Common Stock to the Holder pursuant to the first sentence of this paragraph as and when required to do so, in addition to any other liabilities the Company may have hereunder and


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

under applicable law, the Company shall pay or reimburse the Holder on demand for all out-of-pocket expenses including, without limitation, reasonable fees and expenses of legal counsel incurred by the Holder as a result of such failure.

         3. ADJUSTMENT FOR DIVIDENDS IN OTHER STOCK, PROPERTY, ETC.; RECLASSIFICATION, ETC. In case at any time or from time to time after the Issuance Date, all the holders of Common Stock (or Other Securities) shall have received, or (on or after the record date fixed for the determination of stockholders eligible to receive) shall have become entitled to receive, without payment therefor,

         (a) other or additional stock or other securities or property (other than cash) by way of dividend, or

         (b) any cash (excluding cash dividends payable solely out of earnings or earned surplus of the Company), or

         (c) other or additional stock or other securities or property (including cash) by way of spin-off, split-up, reclassification, recapitalization, combination of shares or similar corporate rearrangement, other than additional shares of Common Stock (or Other Securities) issued as a stock dividend or in a stock-split (adjustments in respect of which are provided for in Section 5), then and in each such case the Holder, on the exercise hereof as provided in Section 1, shall be entitled to receive the amount of stock and other securities and property (including cash in the cases referred to in subdivisions (b) and (c) of this Section 3) which the Holder would hold on the date of such exercise if on the date thereof the Holder had been the holder of record of the number of shares of Common Stock called for on the face of this Warrant and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and all such other or additional stock and other securities and property (including cash in the case referred to in subdivisions (b) and (c) of this Section 3) receivable by the Holder as aforesaid during such period, giving effect to all adjustments called for during such period by Section 4. Notwithstanding anything in this Section 3 to the contrary, no adjustments pursuant to this Section 3 shall actually be made until the cumulative effect of the adjustments called for by this Section 3 since the date of the last adjustment actually made would change the amount of stock or other securities and property which the Holder would hold by more than 1%.

         4. EXERCISE UPON REORGANIZATION, CONSOLIDATION, MERGER, ETC. In case at any time or from time to time after the Issuance Date, the Company shall (a) effect a reorganization, (b) consolidate with or merge into any other person, or
(c) transfer all or substantially all of its properties or assets to any other person under any plan or arrangement contemplating the dissolution of the Company, then, in each such case, as a condition of such reorganization, consolidation, merger, sale or conveyance, the Company shall give at least 30 days notice to the Holder of such pending transaction whereby the Holder shall have the right to exercise this Warrant prior to any such reorganization, consolidation, merger, sale or conveyance. Any exercise of this Warrant pursuant to notice under this Section shall be conditioned upon the closing of such reorganization, consolidation, merger, sale or conveyance which is the subject of the notice and the exercise of this Warrant shall not be deemed to have occ until immediately prior to the closing of such transaction.

         5. ADJUSTMENT FOR EXTRAORDINARY EVENTS. In the event that after the Issuance Date the Company shall (i) issue additional shares of Common Stock as a dividend or


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
 other distribution on outstanding Common Stock, (ii) subdivide or reclassify its outstanding share of Common Stock, or (iii) combine its outstanding share of Common Stock into a smaller number of shares of Common Stock, then, in each event, the Purchase Price shall, simultaneously with the happening of such event, be adjusted by multiplying the Purchase Price in effect immediately prior to such event by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the product so obtained shall thereafter be the Purchase Price then in effect. The Purchase Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Section 5. The Holder shall thereafter, on the exercise hereof as provided in Section 1, be entitled to receive that number of shares of Common Stock determined by multiplying the number of shares of Common Stock which would be issuable on such exercise immediately prior to such issuance by a fraction of which (i) the numerator is the Purchase Price in effect immediately prior to such issuance and (ii) the denominator is the Purchase Price in effect on the date of such exercise.

         6. ADJUSTMENT FOR CERTAIN STOCK ISSUANCES. In case at any time the Company shall issue shares of its Common Stock or debt or equity securities convertible into or exercisable or exchangeable for shares of Common Stock (collectively, the "Newly Issued Shares"), other than (i) an issuance pro rata to all holders of its outstanding Common Stock, (ii) pursuant to compensation plans for employees, directors, officers, advisers or consultants of the Company and in accordance with the terms of such plans as in effect on the Issuance Date, (iii) upon exercise of conversion, exchange, purchase or similar rights issued, granted or given by the Company and outstanding on the Issuance Date,
(iv) pursuant to a public offering underwritten on a firm commitment basis registered under the 1933 Act or (v) as part of a transaction involving a strategic alliance, acquisition of stock or assets, merger, collaboration, joint venture, partnership or other similar arrangement of the Company with another corpo partnership or other business entity which is engaged in a business similar to or related to the business of the Company, so long as in the case of this clause (v) the Board of Directors of the Company by resolution duly adopted (and a copy of which shall be furnished to the Holder promptly after adoption) determines that such issuance is fair to the holders of each class and series of capital stock of the Company and to the Holder in respect of its equity interest in the Company, at a price below the Purchase Price in effect at the time of such issuance, then following such issuance of Newly Issued Shares the number of shares of Common Stock which the Holder shall be entitled to receive upon exercise of this Warrant shall be increased and the Purchase Price shall be decreased to the respective amounts determined pursuant to this Section 6. The number of shares of Common Stock purchasable upon the exercise of this Warrant following any such adjustment shall be determined by multiplying the number of shares purchasable upon exercise of this Warrant immediately prior to such adjustment by a fraction, the numerator of which shall be the sum of (a) the number of shares of Common Stock outstanding immediately prior to the issuance of the Newly Issued Shares (calculated on a fully-diluted basis assuming the exercise or conversion of all options, warrants, purchase rights or convertible securities which are exercisable at the time of the issuance of the Newly Issued Shares), plus (b) the number of Newly Issued Shares, and the denominator of which shall be the sum of (a) the number of shares of Common Stock outstanding immediately prior to the issuance of the Newly Issued Shares (calculated on a fully-diluted basis assuming the conversion of all options, warrants, purchase rights or convertible securities which are exercisable at the time of the issuance of the Newly Issued Shares), plus (b) the number of shares of Common Stock which the aggregate consideration, if any, received by the Company for the number of Newly Issued Shares would purchase at a price equal to the Purchase Price in effect at the time of such issuance. Upon any adjustment under this
Section 6, the number of


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

shares of Common Stock purchasable upon exercise of this Warrant in full immediately after such adjustment shall be rounded to the nearest one-one-hundredth of a share of Common Stock subject, however, to Section 2 of this Warrant relating to fractional shares of Common Stock. Such adjustment of the number of shares purchasable provided for in this Section 6 may be expressed as the following mathematical formula:


         X = W x [O+N]
               --------
               [O+(C/P)]

where:

C = aggregate consideration received by the Company for the Newly Issued Shares

N = number of Newly Issued Shares

O = number of shares of Common Stock outstanding (on a fully diluted basis, as described above) prior to the issuance of the Newly Issued Shares

P = Purchase Price in effect at the time of the issuance of the Newly Issued
         Shares

W = number of shares issuable upon exercise of this Warrant prior to the issuance of the Newly Issued Shares

X = number of shares issuable upon exercise of this Warrant after the issuance of the Newly Issued Shares

Upon the issuance of such Newly Issued Shares, the Purchase Price shall, simultaneously with the happening of such event, be adjusted by multiplying the Purchase Price in effect immediately prior to such event by a fraction, the numerator of which shall be the number of shares of Common Stock issuable upon exercise of this Warrant prior to the issuance of the Newly Issued Shares and the denominator of which shall be the number of shares of Common Stock issuable upon the exercise of this Warrant after the issuance of the Newly Issued Shares as provided in this Section 6, and the product so obtained shall thereafter be the Purchase Price then in effect. The number of shares issuable upon exercise of this Warrant and the Purchase Price, as each is so adjusted, shall be readjusted in the same manner upon the happening of any successive issuances of Newly Issued Shares described in this Section 6.

         7. FURTHER ASSURANCES. The Company will take all action that may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of stock, free from all taxes, liens and charges with respect to the issue thereof, on the exercise of all or any portion of this Warrant from time to time outstanding.

         8. NOTICES OF RECORD DATE, ETC. In the event of

         (a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend on, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

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

         (b) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any transfer of all or substantially all of the assets of the Company to or consolidation or merger of the Company with or into any other person (other than a wholly-owned subsidiary of the Company), or

         (c) any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then and in each such event the Company will mail or cause to be mailed to the Holder, at least ten days prior to such record date, a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or Other Securities) shall be entitled to exchange their shares of Common Stock (or Other Securities) for securities or other property deliverable on such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up, and (iii) the amount and character of any stock or other securities, or rights or options with respect thereto, proposed to be issued or granted, the date of such proposed issue or grant and the persons or class of persons to whom such proposed issue or grant is to be offered or made. Such notice shall also state that the action in question or the record date is subject to the effectiveness of a registration statement under the 1933 Act, or a favorable vote of stockholders, if either is required. Such notice shall be mailed at least ten days prior to the date specified in such notice on which any such action is to be taken or the record date, whichever is earlier.

         9. RESERVATION OF STOCK, ETC., ISSUABLE ON EXERCISE OF WARRANTS. The Company will at all times reserve and keep available out of its authorized but unissued shares of capital stock, solely for issuance and delivery on the exercise of this Warrant, a sufficient number of shares of Common Stock (or Other Securities) to effect the full exercise of this Warrant and the exercise, conversion or exchange of any other warrant or security of the Company exercisable for, convertible into, exchangeable for or otherwise entitling the holder to acquire shares of Common Stock (or Other Securities), and if at any time the number of authorized but unissued shares of Common Stock (or Other Securities) shall not be sufficient to effect such exercise, conversion or exchange, the Company shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock (or Other Securities) to such number as shall be sufficient for such purposes.

         10. TRANSFER OF WARRANT. This Warrant shall inure to the benefit of the successors to and assigns of the Holder. This Warrant and all rights hereunder, in whole or in part, are registrable at the office or agency of the Company referred to below by the Holder hereof in person or by his duly authorized attorney, upon surrender of this Warrant properly endorsed.

         11. REGISTER OF WARRANTS. The Company shall maintain, at the principal office of the Company (or such other office as it may designate by notice to the Holder hereof), a register in which the Company shall record the name and address of the person in whose name this Warrant has been issued, as well as the name and address of each successor and prior owner of such Warrant. The Company shall be entitled to treat the person in whose name this Warrant is so registered as the sole and absolute owner of this Warrant for all purposes.

         12. EXCHANGE OF WARRANT. This Warrant is exchangeable, upon the surrender hereof by the Holder hereof at the office or agency of the Company referred to in Section 11, for one or more new Warrants of like tenor representing in the aggregate the right to subscribe for and purchase the number of shares of Common Stock which may be subscribed for and purchased hereunder, each of such new Warrants to represent the right to subscribe for and purchase such number of shares as shall be designated by said Holder hereof at the time of such surrender.

         13. REPLACEMENT OF WARRANT. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of this Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

         14. WARRANT AGENT. The Company may, by written notice to the Holder, appoint the transfer agent and registrar for the Common Stock as the Company's agent for purposes of issuing shares of Common Stock (or Other Securities) on the exercise of this Warrant pursuant to Section 1, and the Company may, by notice to the Holder, appoint an agent having an office in the United States of America for the purpose of exchanging this Warrant pursuant to Section 12 and replacing this Warrant pursuant to Section 13, or either of the foregoing, and thereafter any such exchange or replacement, as the case may be, shall be made at such office by such agent.

         15. REMEDIES. The Company stipulates that the remedies at law of the Holder in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

         16. NO RIGHTS OR LIABILITIES AS A STOCKHOLDER. This Warrant shall not entitle the Holder hereof to any voting rights or other rights as a stockholder of the Company. No provision of this Warrant, in the absence of affirmative action by the Holder hereof to purchase Common Stock, and no mere enumeration herein of the rights or privileges of the Holder hereof, shall give rise to any liability of the Holder for the Purchase Price or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

         17. NOTICES, ETC. All notices and other communications from the Company to the registered Holder or from the registered Holder to the Company shall be delivered personally (which shall include telephone line facsimile transmission with answer back confirmation) or by courier and shall be effective upon receipt, addressed to each party at the address or telephone line facsimile transmission number for each party set forth in the Subscription Agreement or at such other address or telephone line facsimile transmission number as a party shall have provided to the other party in accordance with this provision.

         18. TRANSFER RESTRICTIONS. By acceptance of this Warrant, the Holder represents to the Company that this Warrant is being acquired for the Holder's own account and for the purpose of investment and not with a view to, or for sale in connection with, the distribution thereof, nor with any present intention of distributing or selling this Warrant or the Common Stock issuable upon exercise of this Warrant. The Holder acknowledges and agrees that this Warrant and, except as otherwise provided in the Registration Rights Agreement, the shares of Common Stock issuable upon exercise of this Warrant (if any) have not been (and at the time of acquisition by the Holder, will not have been or will not be), registered under the 1933 Act or under the securities laws of any state, in reliance upon certain exemptive provisions of such statutes. The Holder further recognizes and acknowledges that (a) because this Warrant and, except as provided in the Registration Rights Agreement, the Common Stock issuable upon exercise of this Warrant (if any) are unregistered, they may not be eligible for resale, and may only be resold in the future pursuant to an effective registration statement under the 1933 Act and any applicable state securities laws, or pursuant to a valid exemption from such registration requirements and (b) the transfer of this Warrant and the Common Stock issuable upon the exercise hereof are subject to the restrictions on transfer set forth in the Registration Rights Agreement and in Section 4 of the Subscription Agreement. Unless the shares of Common Stock issuable upon exercise of this Warrant have theretofore been registered for resale under the 1933 Act, the Company may require, as a condition to the issuance of Common Stock upon the exercise of this Warrant (i) in the case of an exercise in accordance with
Section 1.1 hereof, a confirmation as of the date of exercise of the Holder's representations pursuant to this Section 18, or (ii) in the case of an exercise in accordance with Section 1.2 hereof, an opinion of counsel reasonably satisfactory to the Company that the shares of Common Stock to be issued upon such exercise may be issued without registration under the 1933 Act.

         19. LEGEND. Unless theretofore registered for resale under the 1933 Act, each certificate for shares issued upon exercise of this Warrant shall bear the following legend:

     The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended. The securities have been acquired for investment and may not be resold, transferred or assigned in the absence of an effective registration statement for the securities under the Securities Act of 1933, as amended, or an opinion of counsel that registration is not required under said Act.

         20. LIMITATION OF HOLDER'S LIABILITY. In connection with any exercise by the Company of its rights under Section 1.3, the Holder (a) shall be liable for damages from breach of the Holder's obligations relating to such exercise only if and to the extent such breach shall have been determined by final judgment, not subject to further appeal, of a court of competent jurisdiction to have resulted from conduct of the Holder which constitutes gross negligence or willful misconduct, (b) shall have no liability in connection with any dispute or legal action relating to such exercise if at any time prior to a final judgment referred to in the immediately preceding clause (a) the Holder shall have tendered the Purchase Price of, or surrendered this Warrant in accordance with Section 1.2 in respect of, all shares of Common Stock the purchase of which is in dispute (in which case the Company shall issue such shares to the Holder in accordance with this Warrant) and (c) if the immediately preceding clause (b) is inapplicable, shall not in any event be liable for damages or liability arising from or in any way relating to any breach or alleged breach by the Holder of its obligations under this Warrant or otherwise in connection with this Warrant in an amount in excess of the aggregate Purchase Price payable upon exercise of the unexercised portion of this Warrant. This Warrant and the terms and provisions hereof are for the sole and exclusive benefit of the Holder, the Company and the Holder's permitted assigns and in no event shall the Holder have any liability to any stockholder or creditor of the Company or any other Person (other than the Company, subject to the limitations on liability to the Company contained herein) in any way relating to or arising from this Warrant or the transactions contemplated hereby.

         21. ATTORNEYS' FEES. In any litigation, arbitration or court proceeding between the Company and Holder relating hereto, the prevailing party shall be entitled to attorneys' fees and expenses and all costs of proceedings incurred in enforcing this Warrant.

         22. AMENDMENT; WAIVER. This Warrant and any terms hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. Notwithstanding any other provision of this Warrant or the Subscription Agreement, in addition to the requirements of the immediately preceding sentence, any amendment of (x) Section 1.1(b), (y) the definition of the term Aggregated Person or (z) this sentence shall require approval by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, present in person or represented by proxy at a duly convened meeting of stockholders of the Company, and entitled to vote, or the consent thereto in writing by holders of a majority of the outstanding shares of Common Stock, and the stockholders of the Company are hereby expressly made third party beneficiaries of this sentence.

         23. MISCELLANEOUS. This Warrant shall be construed and enforced in accordance with and governed by the internal laws of the State of Colorado. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

         IN WITNESS WHEREOF, the Company has caused this Warrant to be executed on its behalf by one of its officers thereunto duly authorized.

Dated:  December ___, 1999                        RMI.NET, INC.


                                                  By:
                                                     -------------------------

                                                  Title:
                                                        ----------------------

                                                                       EXHIBIT 1


                              FORM OF SUBSCRIPTION

                                 RMI.NET, INC.

                   (To be signed only on exercise of Warrant)




     TO:  RMI.NET, Inc.
          999 18th Street
          Suite 2201
          Denver, Colorado 80202


          Attention: Chief Financial Officer

          1. The undersigned Holder of the attached original, executed Warrant hereby elects to exercise its purchase right under such Warrant with respect to ______________ shares of Common Stock, as defined in the Warrant, of RMI.NET, Inc., a Delaware corporation (the "Company").

          2.   The undersigned Holder (check one):

       p (a) elects to pay the aggregate purchase price for such shares of Common Stock (the "Exercise Shares") (i) by lawful money of the United States or the enclosed certified or official bank check payable in United States dollars to the order of the Company in the amount of $___________, or (ii) by wire transfer of United States funds to the account of the Company in the amount of $____________, which transfer has been made before or simultaneously with the delivery of this Form of Subscription pursuant to the instructions of the Company;

          or

       p (b) elects to receive shares of Common Stock having a value equal to the value of the Warrant calculated in accordance with Section
               1.2 of the Warrant.

          3. Please issue a stock certificate or certificates representing the appropriate number of shares of Common Stock in the name of the undersigned or in such other name as is specified below:

         Name:
              --------------------------
         Address:
                 -----------------------

         ------------------------------

         4. The undersigned Holder hereby represents to the Company that the exercise of the Warrant elected hereby does not violate Section 1.1(b) of the Warrant.


         Dated:                              HOLDER:
               ------- ---, ---


                                             -----------------------------------



                                             By:
                                                 -------------------------------
                                                (Signature must conform to name
                                                of Holder as specified on the
                                                face of the  Warrant)
                                                Name:
                                                Title:



                                                Address:
                                                        ------------------------

                                                --------------------------------

                                                                       EXHIBIT 2


                               COMPANY PUT NOTICE

                                  RMI.NET, INC.


TO:
   --------------------
      Name of Holder


     1. RMI.NET, Inc., a Delaware corporation (the "Company"), hereby elects to exercise its right under the Company's Common Stock Purchase Warrant, Class A, No. ___ (the "Warrant") to require the Holder to exercise the Warrant for ______________ shares of Common Stock of the Company.

     2. The Company Put Closing Date will be ______________, unless another date is specified by the Holder pursuant to Section 1.4(a) of the Warrant.

     3. The Company hereby represents and warrants that the Company Put Requirements are satisfied on the date this Notice is given.

     4. Capitalized terms used in this Notice and not otherwise defined herein shall have the respective meanings provided in the Warrant.

Dated:                                            RMI.NET, INC.
      ------- ---, ----


                                                  By:
                                                     ------------------------
                                                  Name:
                                                  Title:

                                                                       EXHIBIT 3

                        [Letterhead of Company Counsel]

                                [Company Put Closing Date]

To the Holders Listed on Schedule A hereto

                               RE: RMI.NET, INC.

Ladies and Gentlemen:

         We have acted as counsel to RMI.NET, Inc., a Delaware corporation (the "Company"), in connection with issuance by the Company of Common Stock Purchase Warrants, Class A (the "Warrants") to purchase shares (the "Warrant Shares") of Common Stock, $.001 par value, of the Company, pursuant to the several Subscription Agreements, dated as of December 70+*-, 1999 (the "Agreements"), between the Company and the several Buyers named therein (the "Buyers"). This opinion is rendered pursuant to Section 1.4(b)(5) of the Warrants in connection with the exercise by the Company of its put rights pursuant of Section 1.3 of the Warrants. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to such terms in the Agreements and the Warrants.

                [OTHER INTRODUCTORY STATEMENTS ACCEPTABLE TO THE BUYERS MAY BE INCLUDED PRIOR TO EXECUTION OF THE SUBSCRIPTION AGREEMENTS.]

                Based upon the foregoing, we are of the opinion that:

         (1) The Warrant Shares have been duly authorized and, when issued upon exercise of the Warrants in accordance with the terms of Sections 1.3, 1.4 and the other applicable provisions of the Warrants will be validly issued, fully paid and non-assessable and will not subject the holder thereof to personal liability by reason of being such holder;

         (2) The issuance by the Company of the Warrant Shares do not, with or without the giving of notice or the lapse of time, or both, (i) result in any violation of any term of the certificate of incorporation or by-laws of the Company, (ii) conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under, or result in the modification of, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Company is a party or by which the Company or any of its properties or assets are bound or affected or (iii) violate or contravene any applicable law, rule or regulation or any applicable decree, judgment or order of any court, federal or state regulatory body, administrative agency or other governmental body having jurisdiction over the Company or any of its properties or assets or (iv) have any material adverse effect on any permit, certification, registration, approval, consent, license or franchise necessary for the Company to own or lease and operate any of its properties and to conduct any of its business or the ability of the Company to make use thereof;

         (3) There is no legal action, suit, or proceeding pending or, to the best of our knowledge, threatened against or affecting the Company which seeks to restrain or prohibit the transactions contemplated by the Warrants, the Class B Warrants or the Agreements;

         (4) Assuming the representations and warranties of the Buyers in
Section 2 of the Agreements are true and correct, the Warrant Shares may be issued to the Holders upon exercise of the Warrants without registration under the 1933 Act; and

         (5) The Registration Statement is effective under the 1933 Act, to the best of our knowledge, no stop order proceedings with respect thereto have been instituted or threatened by the SEC, and the prospectus contained therein may be used by the Holders and the other selling stockholders named therein for resale of the Warrant Shares in accordance with the 1933 Act and the "Plan of Distribution" contained in such prospectus.

         These opinions are limited to the matters expressly stated herein and are rendered solely for your benefit and may not be quoted or relied upon for any other purpose or by an other person.


                                Very truly yours,